UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2012

Republic Airways Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-49697	06-1449146
(Commission File Number)	(IRS Employer Identification No.)

8909 Purdue Road

Suite 300

Indianapolis, IN 46268

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (317) 484-6000

None.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 14, 2012, Republic Airways Holdings Inc. (the "Company") announced that it had reached a tentative agreement with Continental Airlines, Inc. ("Continental") to operate 32 Q400 aircraft (the "Aircraft") under the United Express brand. The Capacity Purchase Agreement among the Company, Continental and Republic Airline Inc. ("Republic") was finalized on July 20, 2012 (the "Agreement"). Pursuant to the terms of the Agreement, Republic must provide all of the capacity of the Aircraft solely to Continental and Continental must purchase such capacity for the period agreed upon for each individual Aircraft at prices (including incentive compensation upon achievement of certain goals set forth in the Agreement) agreed upon through December 31, 2013 which are to be adjusted annually beginning January 1, 2014. Republic and Continental also agreed to indemnify each other against certain losses described in the Agreement. The Agreement also includes provisions regarding aircraft cleanliness and refurbishment standards, codeshare arrangements, non-revenue pass travel, ground handling responsibilities, fuel purchasing requirements, cross-licensing of trademarks, catering standards, operating constraints, ticket handling requirements and fuel efficiency. The Company entered into a guarantee of Republic's obligations under the Agreement.

The Agreement will terminate on the agreed upon exit date of the last Aircraft unless sooner terminated by Continental or Republic for breach of the Agreement or for cause (as defined in the Agreement) or if Continental terminates following a change of control of Republic or the Company. If Republic wrongfully terminates the Agreement or Continental terminates the Agreement for cause, then Continental will have the option to assume Republic's ownership or leasehold interest in certain Aircraft. At Continental's option, Republic shall lease one or more of the Aircraft to Continental, but Republic's aggregate compensation from such lease and pursuant to the Agreement will be the same as if no such lease had been entered into.

(All other items on this report are inapplicable.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC AIRWAYS HOLDINGS INC.

By:	/s/ Timothy P. Dooley
	Name:	Timothy P. Dooley
	Title:	Senior Vice President and
Chief Financial Officer

Dated: July 26, 2012